Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADVANCED MEDICAL OPTICS, INC.

IRONMAN MERGER CORPORATION

and

INTRALASE CORP.

Dated as of January 5, 2007

i

		Page

Section 9.10	Failure or Indulgence Not Waiver; Remedies Cumulative	61
Section 9.11	Governing Law	62
Section 9.12	Counterparts	62
Section 9.13	WAIVER OF JURY TRIAL	62
Section 9.14	Specific Performance	62
Section 9.15	Disclosure Schedules	62

DEFINED TERMS

Page

2000 Incentive Plan	10
2000 Option Plan	10
2004 Employee Plan	11
401(k) Plan	51
Acquisition Proposal	46
affiliate	61
Agreement	1
Amended and Restated 2004 Incentive Plan	11
Antitrust Law	61
Balance Sheet	16
beneficial owner	61
business day	62
Certificate of Merger	2
Certificates	6
Change of Recommendation	46
Closing	3
Closing Date	3
Company	1
Company Board	13
Company Bylaws	10
Company Charter	10
Company Common Stock	1, 3
Company Disclosure Schedule	9
Company Employee Plans	19
Company Employees	51
Company Intellectual Property	29
Company Material Adverse Effect	8
Company Stock Options	11
Company Stock Plans	11
Confidentiality Agreement	44
control	62
D&O Policy	52
DGCL	1
Dissenting Shares	4

EC Merger Regulation	14
Effective Time	2
Employee Benefit Plan	19
Environmental Laws	28
ERISA	19
ERISA Affiliate	19
Exchange Act	12
Expenses	58
FDA	15
FDCA	15
Filed SEC Documents	17
Fund	6
GAAP	15
Governmental Entity	14
Health Care Law	35
HSR Act	14
Inbound Intellectual Property Licenses	30
include	62
Indemnified Parties	52
Initial Closing Date	3
Intellectual Property	62
Intellectual Property Contracts	30
Inventors	31
Knowledge	62
Law	62
Leased Real Property	25
Liens	12
Marks	29
Material Contracts	18
Materials of Environmental Concern	28
Merger	1
Merger Consideration	4
Merger Sub	1
Merger Sub Bylaws	2
Merger Sub Charter	2
Merger Sub Common Stock	4
MergerSub Charter Documents	38
Outbound Intellectual Property Licenses	30
Outside Date	57
Owned Real Property	25
Parent	1
Parent Board	38
Parent Bylaws	38
Parent Disclosure Schedule	37
Parent Material Adverse Effect	9

Parent-Charter	38
Paying Agent	6
Permits	15
person	62
Plan	10
Preferred Stock	10
Program	35
Proprietary Product	32
Proxy Statement	47
Qualified Plan	20
Real Property Leases	25
Sarbanes-Oxley Act	16
SEC	14
SEC Reports	15
Special Committee	45
Stockholders Meeting	13
Subsidiary	4
Subsidiary Documents	10
Superior Proposal	47
Surviving Corporation	2
Takeover Statute	36
Tax	26
Tax Returns	26
Taxes	26
Termination Fee	59
Voting Agreements	1
Voting Proposal	13
WARN Act	24

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 5, 2007 (this “Agreement”), by and among Advanced Medical Optics, Inc., a Delaware corporation (“Parent”), Ironman Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and IntraLase Corp., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have (i) approved and declared advisable and in the best interests of their respective stockholders the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) approved this Agreement;

WHEREAS, as a result of the Merger, and in accordance  with the DGCL, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub or any wholly-owned Subsidiary (as defined in Section 2.1(b)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2) and Dissenting Shares (as defined in Section 2.1(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 2.1(a)); and

WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into Voting Agreements with certain stockholders of the Company named therein, substantially in the form of Exhibit A attached to this Agreement (the “Voting Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock held by such stockholders in favor of the adoption of this Agreement and the approval of the Merger provided for herein, on the terms and subject to the conditions set forth in the Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1             The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger.  The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2             Effective Time.  On the Closing Date (as defined in Section 1.7), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the time of such filing, or such other time as Parent and the Company shall specify in the Certificate of Merger, being the “Effective Time”).

Section 1.3             Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and as specified in the DGCL (including Section 259 of the DGCL).  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4             Certificate of Incorporation of the Surviving Corporation.  At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, subject to the provisions of Section 6.10, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “IntraLase Corp.”

Section 1.5             Bylaws of the Surviving Corporation.  At and after the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, subject to the provisions of Section 6.10, shall be the Bylaws of Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “IntraLase Corp.”

Section 1.6             Directors and Officers of the Surviving Corporation.

(a)       The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by Law.

(b)       The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.7             Closing.  Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Los Angeles Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California on a date to be specified by Parent and the Company which shall be no later than the third (3rd) business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) (the “Initial Closing Date”) or on such other date and such other time and place as Parent and the Company shall agree in writing.  Notwithstanding the foregoing, at its election, Parent may delay the Closing for up to twenty (20) days after the Initial Closing Date, but in no event may Parent delay the Closing beyond the Outside Date.  Such election shall operate as an irrevocable waiver of the conditions set forth in Section 7.2 hereof and shall be accompanied by the officers’ certifications referred to in Section 7.3(a) and 7.3(b) hereof (other than with respect to the payment of the Merger Consideration), provided that the Company has delivered to Parent at or prior to the time of such election, the officers’ certifications referred to in Section 7.2(a) and 7.2(b) hereof dated as of the Initial Closing Date.  The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1             Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or any capital stock of Merger Sub:

(a)       Company Common Stock.  Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.1(d)(i)) and any shares to be cancelled in accordance with Section 2.1(b)), shall be converted into the right to receive $25.00 in cash without interest (the “Merger Consideration”), payable upon the surrender of the Certificates (as defined in Section 2.2(b)).  From and after the Effective Time, all such shares of Company Common Stock, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a).  Notwithstanding the foregoing, the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to the Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time;

(b)       Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock, that are (i) held by the Company as treasury shares or

(ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.  As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner, manager or managing member, (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization; and

(c)       Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares of common stock issued upon conversion of the Merger Sub Common Stock shall represent all of the outstanding shares of the Surviving Corporation.

(d)       Shares of Company Common Stock of Dissenting Stockholders.

(i)    Notwithstanding any provision of this Agreement to the contrary, all of the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal of the “fair value” of such Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall be cancelled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights as are granted pursuant to Section 262 of the DGCL, except that all Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the DGCL shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Merger Consideration as provided in Section 2.1(a), upon surrender in the manner provided in Section 2.2(b), of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

(ii)   The Company shall give to Parent prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in connection therewith. The Company and Parent shall jointly direct all negotiations and proceedings with respect to demands for payment of fair market value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock exercising appraisal rights shall be paid in accordance with the DGCL solely by the Surviving Corporation out of its own funds.

(e)       Stock Options.

(i)    At the Effective Time, each outstanding option entitling the holder thereof to purchase shares of Company Common Stock pursuant to the Company Stock Plans, other than the 2004 Employee Plan (each, a “Company Stock Option” or collectively “Company Stock Options”), to the extent not already fully vested and exercisable, shall become fully vested and exercisable immediately prior to consummation of the Merger, but excluding any Company Stock Options held or beneficially owned by Parent or Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, and shall be converted into and shall become the right to receive, in full and complete satisfaction and cancellation thereof, a cash payment per Company Stock Option, without interest, in an amount that shall be determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option, by (B) the number of shares of Company Common Stock that are purchasable on exercise of such Company Stock Option prior to the Effective Time but subsequent to any acceleration of vesting provided for in this Section 2.1(e)(i), less any mandatory tax withholdings (the “Option Payment”).  At the Effective Time, all outstanding Company Stock Options (including any Company Stock Option for which no payment shall be due hereunder) shall be canceled and be of no further force or effect except for the right to receive the cash Option Payment to the extent provided in this Section 2.1(e).  Prior to the Effective Time, the Company and Parent shall take all actions (including, if appropriate, amending the terms of the Company Stock Plans and related option agreements) that are necessary to give effect to the transactions contemplated by this Section 2.1(e).

(ii)   Prior to the Effective Time, Parent and the Company shall establish a procedure to effect the cancellation of Company Stock Options in exchange for the Option Payments to which the holders of such Company Stock Options shall be entitled under Section 2.1(e)(i), and, upon cancellation of each such Company Stock Option, Parent shall pay to the holder thereof in cash promptly after Closing but in no event more than ten (10) business days after Closing, the amount of the Option Payment, if any, to which such holder shall be entitled hereunder, without further action on the part of such holder.

(iii)  Parent, Merger Sub and the Company hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any Company Stock Options, or substitute any additional options for such Company Stock Options.

Section 2.2             Exchange of Certificates.

(a)       Paying Agent.  Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent hereunder (the “Paying Agent”).  As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Paying Agent, for the benefit of the holders of Company Common Stock, an amount of cash sufficient to deliver to the holders of Company Common Stock the Merger Consideration (such cash, being hereinafter referred to as the “Fund”) deliverable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock.  The Paying Agent shall invest the cash included in the Fund in obligations guaranteed by the full faith and credit of the United States of America.  All interest earned on such funds shall be paid to Parent.

(b)       Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in no event later than five (5) days thereafter, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are consistent with the terms of this Agreement), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, after giving effect to any tax withholdings required by applicable Law, and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender the Merger Consideration, in accordance with the terms of this Agreement.

(c)       Termination of Fund; No Liability.  At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent any portion of the Fund (including any interest received with respect thereto) not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law) with respect to the Merger Consideration upon due surrender of their Certificates, without any interest thereon.  Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law following the passage of time specified therein.  If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

(d)       Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(e)       No Further Ownership Rights in Company Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time.  If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)        Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as provided in this Article II; provided, however, that Parent may, in its discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3             Material Adverse Effect.

(a)       The term “Company Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affects the consummation of the transactions contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, a Company Material Adverse Effect:  (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Parent or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of the Company’s stock, in and of itself, (E) any failure by the Company to meet published revenue or earnings projections, in and of itself, (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement or the Merger, or (G) any changes arising out of or resulting from any delay with respect to the receipt by the Company or any of its Subsidiaries of pending regulatory approvals relating to its proposed product offerings of no longer than three months after the date that the Company has informed Parent it expects to obtain such pending regulatory approvals (provided that at all times during such period, such approvals are still pending and can be reasonably expected to be obtained within such period).

(b)       The term “Parent Material Adverse Effect” means any change, effect or circumstance that materially adversely affects the consummation of  the transactions contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, a Parent Material Adverse Effect:  (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of the Company or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Parent’s stock, in and of itself, (E) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Parent’s stockholders arising out of or related to this Agreement or the Merger, or (F) any failure by Parent to meet published revenue or earnings projections, in and of itself.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Except as specifically set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and was previously delivered by the Company to Parent in connection herewith (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization and Qualification; Subsidiaries.  The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted.  Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company, is set forth in Section 3.1 of the Company Disclosure Schedule.  Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such publicly traded company.

Section 3.2             Certificate of Incorporation and Bylaws.  The Company has heretofore made available to Parent a true, complete and correct copy of its Seventh Amended and Restated Certificate of Incorporation, as amended to date (the “Company Charter”), and Second Amended and Restated Bylaws, as amended to date (the “Company Bylaws”), and has furnished to Parent true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”).  The Company Charter, Company Bylaws and

the Subsidiary Documents are in full force and effect.  The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

Section 3.3             Capitalization.

(a)       The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock (the “Preferred Stock”).  As of December 31, 2006, (i) 28,888,487 shares of Company Common Stock are issued and outstanding; (ii) 86,151 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s Amended and Restated Stock Option Plan (the “Plan”); (iii) 3,587,257 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s 2000 Stock Incentive Plan (the “2000 Incentive Plan”);  (iv) 156,075 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s 2000 Executive Option Plan (the “2000 Option Plan”); (v) 5,580,027 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan (the “ 2004 Incentive Plan”); (vi) 530,812 shares of the Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “2004 Employee Plan” and, together with the Plan, the 2000 Incentive Plan, the 2000 Option Plan and the 2004 Incentive Plan, the “Company Stock Plans”); (vii) no shares of Company Common Stock are issued and held in the treasury of the Company; (viii) no shares of Preferred Stock are issued and outstanding.  The Company has not authorized the issuance of any rights representing a right to purchase shares of preferred stock and the Company has not entered into a stockholder rights plan or similar agreement that could have a dilutive effect on certain stockholders.  Between December 31, 2006 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options outstanding.

(b)       Section 3.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of December 31, 2006 held outstanding awards to acquire shares of Company Common Stock (the “Company Stock Options”) under the Company Stock Plans, indicating, with respect to each Company Stock Option then outstanding, the type of awards granted, whether an award was an incentive stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder of such Company Stock Option to the Company, the name of the plan under which such Company Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.  The Company has delivered to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options.  Each grant of Company Stock Options was validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.  Each Company Stock Option that is an incentive stock option had, on the date of grant, an exercise price of no less than the fair market value of the shares of Company Common Stock subject to such Company Stock Option.

(c)       Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Company Disclosure Schedule, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement.  Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding.  There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries.  There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.  There are no registration rights or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(d)       All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter or the Company Bylaws or any agreement to which the Company is a party or otherwise bound.  None of the outstanding shares of Company Common Stock have been issued in violation of any federal or state securities Laws.  All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”).  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e)       The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.4             Authority Relative to this Agreement; Stockholder Approval.

(a)       Subject only to the approval of the stockholders of the Company as described below, the Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”).  As of the date of this Agreement, the Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company and has recommended that the stockholders of the Company adopt this Agreement and approve the Merger (the “Voting Proposal”).  The action taken by the Company Board constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)       Except for the approval of the Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote at a meeting of the stockholders of the Company to consider the Voting Proposal (the “Stockholders Meeting”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 3.5             No Conflict; Required Filings and Consents.

(a)       The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or violate the Company Charter or Company Bylaws or any Subsidiary Documents, (ii) in any material respect, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) except as set forth in Section 3.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, other than rights to acquire Company Common Stock pursuant to outstanding stock options.

(b)       The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign antitrust or competition Law, including Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), (iii)  the filing of the Proxy Statement (as defined in Section 6.3) with the Securities and Exchange Commission (“SEC”) under the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6             Compliance; Permits.

(a)       The Company and its Subsidiaries are and have been in material compliance with and are not in material default or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected (including, without limitation, federal or state criminal or civil health care Laws and the regulations promulgated pursuant to such Laws and Laws relating to unlawful practice of medicine or other professionally licensed activities), and to the Knowledge of the Company there has been no such non-compliance, default or violation thereunder.

(b)       The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities (including any authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and any regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Permits”).  The Permits are in full force and effect, have not been violated in any material respect and, to the Company’s Knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s Knowledge, threatened, seeking the suspension, revocation or cancellation of any Permits.  No Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7             SEC Filings; Financial Statements.

(a)       The Company has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC (collectively, the “SEC Reports”).  The SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were and will be made, not misleading.  None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b)       Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the SEC

Reports, including any SEC Reports filed after the date of this Agreement and prior to the Effective Time, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.  The audited balance sheet contained in the SEC Report on Form 10-K for the fiscal year ended December 31, 2005 is referred to herein as the “Balance Sheet.”

(c)       The chief executive officer and chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ Global Market.

Section 3.8             Disclosure Controls and Procedures.  Since December 31, 2005 the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.  The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company’s or its Subsidiaries’ respective records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not)

which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

Section 3.9             Absence of Certain Changes or Events.  Since the date of the Balance Sheet and except as disclosed in the SEC Reports filed prior to the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice and, since the date of the Balance Sheet, there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter, Company Bylaws or Subsidiary Documents; (iii) any material damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices other than as required by GAAP or applicable Law; (v) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $500,000; (vi) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries; (vii) any recalls, field notifications, field corrections or safety alerts material to the operations of the Company or reportable to the FDA, or product complaints material to the operations of the Company, with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries; (viii) abandoning, permitting to lapse, or otherwise disposing of material Intellectual Property; or (ix) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

Section 3.10           No Undisclosed Liabilities.

(a)       Except as reflected in the Balance Sheet or the SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)       Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 3.11           Absence of Litigation; Investigations.  Except as disclosed in the SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed SEC Documents”) or in Section 3.11 of the Company Disclosure Schedule, there are no material claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, (b) to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets or (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material.  Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.  There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.12           Agreements, Contracts and Commitments.

(a)       All of the Material Contracts (as defined below) that are required to be described in the SEC Reports (or to be filed as exhibits thereto) are so described or filed and are in full force and effect.  Section 3.12(a) of the Company Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Parent with respect to, all Material Contracts in effect as of the date hereof other than the Material Contracts which are listed as an exhibit to the Company’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q.  “Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Assets are bound, and which either (i) has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves the payment or receipt of money in excess of $500,000 during its remaining term, (ii) involves the payment or receipt of money in excess of $500,000 during the remaining term of such instrument or (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location.

(b)       As of the date of this Agreement, (i) there is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.13           Employee Benefit Plans, Options and Employment Agreements.

(a)       Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) ”Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of the Company or any of its Subsidiaries, as applicable, or any ERISA Affiliate;  (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) ”ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b)       With respect to each Company Employee Plan, the Company has delivered to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Company Employee Plan that is funded.

(c)       Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made (or timely will make) all required contributions thereto.  All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any plan participant could be subject to any material tax, fine, lien, penalty or liability under ERISA, the Code or any other applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d)       With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e)       No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f)        All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan.  To the Company’s Knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.  There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to the Company.  Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g)       Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h)       To the extent permitted by applicable Law, each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i)        Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(j)        There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Company’s Knowledge, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course.  No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k)       To the Company’s Knowledge, each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l)        Each Company Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all applicable Laws of each applicable jurisdiction.  Section 3.13(l) of the Company Disclosure Schedule lists each country in which the Company or any of its Subsidiaries or affiliates has operations and the number of employees in each such country.

(m)      Section 3.13(m) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of the Company or any of its Subsidiaries; (ii) all employees or former employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries pursuant to which payments

(or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement.  True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been made available to Parent.

(n)       All contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Balance Sheet.  There are no pending, or, to the Company’s Knowledge, threatened or reasonably anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(o)       Except as set forth as Section 3.13(o) of the Company Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, or any other payment from the Company or any of its Subsidiaries or (ii) accelerate the time of payment or vesting, a lapse of repurchase rights or increase the amount of compensation due any such employee or officer.  There is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(p)       Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1.  No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004.  No award granted under any of the Company Stock Plans is subject to Section 409A of the Code.

Section 3.14           Labor Matters.

(a)       The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.  Neither the Company nor any of its Subsidiaries is delinquent in payments to any current or former employees for any services or amounts required to be reimbursed or otherwise paid.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any order, writ, judgment, injunction, decree, stipulation, determination or award relating to employees or employment practices entered by or with any Governmental Entity.

(b)       All personnel policies, rules and procedures applicable to employees of the Company and/or any of its Subsidiaries are in writing.  There are no written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company and/or any of its Subsidiaries, other than those set forth in Section 3.14(b) of the Company Disclosure Schedule, true and complete copies of which have heretofore been provided to Parent.

(c)       Neither the Company nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration proceedings against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employees, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)       The Company and each of its Subsidiaries has good labor relations, and the Company, each of its Subsidiaries, and their respective employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act.  Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to (and none of the Company’s and/or any of its Subsidiaries’ properties or assets is bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council.  There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company and/or any of its Subsidiaries, and no employees of the Company and/or any of its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with the Company and/or any of its Subsidiaries.

(e)       To the Company’s Knowledge, there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries.  No labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Company’s Knowledge, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries, nor has there been any of the foregoing during the 5-year period before the date of this Agreement.

(f)        No employee of the Company or any of its Subsidiaries (i) to the Company’s Knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or any of its Subsidiaries, whether on account of the transactions contemplated by this Agreement or for any other reason.

(g)       The Company and each of its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local Law relating to plant closings and layoffs.  Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law.  Section 3.14(g) of the Company Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90-day period prior to the date of this Agreement.  Section 3.14(g) of the Company Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(h)       The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, result in any material breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company and/or any of its Subsidiaries is a party.

Section 3.15           Properties; Encumbrances.

(a)       Each of the Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the ordinary course of business consistent with past practice).  All properties and assets reflected in the Balance Sheet are free and clear of all Liens, except for Liens reflected on the Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto.

(b)       Section 3.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned by the Company and each of its Subsidiaries (collectively, the “Owned Real Property”) and the location of such premises.

(c)       Section 3.15(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property leased, subleased or licensed by the Company and each of its Subsidiaries (collectively, the “Leased Real Property”) and the location of such real property.  True, complete and correct copies of all real property leases, licenses or other occupancy agreements (together with all amendments to each of the foregoing) to which the Company or any of its Subsidiaries is a party (collectively, the “Real Property Leases”) have been delivered to or made available to Parent.  Section 3.15(c) of the Company Disclosure Schedule lists all Real Property Leases.

(d)       As of the date of this Agreement, the Owned Real Property and the Leased Real Property constitute all of the real property used by the Company and each of its Subsidiaries in the operation of the business of the Company and each of its Subsidiaries, and such Owned Real Property and Leased Real Property taken together are sufficient for the conduct of the business of the Company and each of its Subsidiaries as currently conducted.

(e)       Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no person other than the Company and its applicable Subsidiaries has any right (whether by lease, sublease, license or otherwise) to use or occupy all or any portion of the Owned Real Property or the Leased Real Property.

(f)        True, complete and correct copies of all title policies and surveys in the possession or control of Company or any of its Subsidiaries relating to the Owned Real Property and the Leased Real Property have been delivered to or made available to Parent.

(g)       To the Company’s Knowledge, as of the date of this Agreement, (i) there are no eminent domain, condemnation or other similar actions or proceedings pending or threatened with respect to any of the Owned Real Property or the Leased Real Property by any Governmental Entity having jurisdiction over any such real properties, and (ii) as currently operated and maintained, each of the Owned Real Properties and each of the Leased Real Properties is in compliance in all material respects with all federal, state and local Laws applicable to each such real property.

(h)       As of the date of this Agreement, (i) all Real Property Leases are in full force and effect; (ii) there is no material breach, violation or default by the Company or any of its Subsidiaries under any of the Real Property Leases except such breaches, violations and defaults as have been waived in writing; (iii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default under any of the Real Property Leases; and (iv) to the Company’s Knowledge, there are no breaches, defaults or violations of any material obligations of the landlord under any Real Property Lease.

Section 3.16           Taxes.

(a)       For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(b)       The Company and each of its Subsidiaries have duly filed with the appropriate taxing authorities all material Tax Returns required to be filed by them, and all such Tax Returns were true, complete and correct in all material respects.  All material Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid.  There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable.  Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax.  The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Balance Sheet.  All liabilities for Taxes attributable to the period commencing on the date following the date of the Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c)       The Company and each of its Subsidiaries have timely withheld with respect to its employees all federal and state Taxes required to be withheld.  Neither the Company nor any of its Subsidiaries has received any notice of any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity other than the Company or any Company Subsidiary.  Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.  The Company nor any of its Subsidiaries is liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(d)       The Company made available to Parent complete and correct copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(e)       None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use of property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f)        Neither the Company nor any of its Subsidiaries has agreed nor is it required to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

(g)       Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)       Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i)        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

(j)        The Company and each of its Subsidiaries have complied in all material respects with Section 482 of the Code and any similar state, local, or foreign transfer tax laws.

Section 3.17     Environmental Matters.  Except as set forth in Section 3.17 of the Company Disclosure Schedule or except as disclosed in the SEC Reports, (a) the Company and its Subsidiaries are in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including, without limitation, Laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental Concern”), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of  adverse effects thereon (collectively, “Environmental Laws”), and including, but not limited to, compliance with any Permits or other governmental authorizations or the terms and conditions thereof, and, notwithstanding any of the foregoing, neither the Company nor any of its Subsidiaries manufactures, sells, distributes or otherwise uses any product in the State of California which requires a warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986, as amended; (b) neither the Company nor any of its Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or its Subsidiaries or for which the any of them is responsible, and there is no pending or to the Company’s Knowledge threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Environmental Claims”), except where such Environmental Claims would not reasonably be expected to have a Company Material Adverse Effect or otherwise require disclosure in the SEC Reports; and (c) there are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim against the Company or its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries have retained or assumed either contractually or by operation of Law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect or otherwise require disclosure in the SEC Reports.  Notwithstanding the foregoing, the Company and its Subsidiaries are in material compliance with all laws, regulations, directives and requirements relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, use, distribution and disposal of any Company Products within any member state of the European Union (and including without limitation any states, wherever located, that are not members of the European Union but have announced their intention to abide by the following Directives), including but not limited to, the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, as amended, and the Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on Waste Electrical and Electronic Equipment, as amended.  The Company has provided to Parent and Merger Sub all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or its Subsidiaries with any Environmental Laws.

Section 3.18           Intellectual Property.

(a)       Section 3.18(a) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications; (ii) trademark registrations (“Marks”) and pending trademark applications; (iii) copyright registrations, pending copyright applications and material unregistered trademarks; (iv) internet domain registrations; and (v) software relating to the operation of the Company’s products, in each case which is owned or purported to be owned by the Company and used or held for use in the conduct of the business of the Company or any of its Subsidiaries as of the date of this Agreement (collectively the “Company Intellectual Property”).  The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Company Intellectual Property set forth in Section 3.18(a), and all such Company Intellectual Property is subsisting, valid, and enforceable.

(b)       All of the issued patents disclosed in Section 3.18(a)(i) of the Company Disclosure Schedule are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), to the Company’s Knowledge are valid and enforceable.  No such patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding.  To the Knowledge of the Company or any of its Subsidiaries, there is no potentially interfering patent or patent application of any third party.

(c)       To the Company’s Knowledge, all Marks disclosed in Section 3.18(a)(ii) that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.  No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company or any of its Subsidiaries, no such action is threatened with respect to any of the Marks.

(d)       No Mark is infringed or, to the Knowledge of the Company or any of its Subsidiaries, has been challenged or threatened in any way.  None of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any registered or unregistered trade name, trademark, or service mark of any third party.  To the Knowledge of the Company or any of its Subsidiaries, there is no potentially interfering trademark or trademark application of any third party.

(e)       All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)        Section 3.18(f) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all licenses, sublicenses, covenants not to sue and other agreements to which the Company or any of its Subsidiaries is a party or otherwise bound (i) obtaining any right to use any Intellectual Property (other than contracts granting rights to use readily available commercial software that is generally available on nondiscriminatory pricing terms and having an acquisition price of less than $100,000 in the aggregate for all such related agreements) (“Inbound Intellectual Property Licenses”); (ii) granting or otherwise permitting any other person to use any Company Intellectual Property (“Outbound Intellectual Property Licenses”); or (iii) restricting the Company’s or any of its Subsidiary’s rights, or permitting other persons, to use or register any Intellectual Property (collectively, the “Intellectual Property Contracts”).  To the Company’s Knowledge, each Intellectual Property Contract is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(g)       Section 3.18(g) of the Company Disclosure Schedule sets forth, as of the date hereof a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications; (ii) trademark registrations and pending trademark applications; (iii) copyright registrations, pending copyright applications and material unregistered trademarks; (iv) internet domain registrations; and (v) material software relating to the operation of the Company’s products, in each case for which rights have been obtained through the agreements of Section 3.18(f) (together “Licensed Intellectual Property”), along with the identity of the agreement through which those rights were obtained and the entity from which those rights were obtained and whether those rights are exclusively licensed to the Company or the applicable Subsidiary.

(h)       The Company or one or more of its Subsidiaries owns, or has a valid right to use, free and clear of all liens or encumbrances, all of the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted.

(i)        Except as set forth in Section 3.18(i) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party or challenging the ownership, validity, enforceability or registerability of any Intellectual Property owned by the Company or any of its Subsidiaries.  The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by the business of the Company or any of its Subsidiaries as currently conducted.

(j)        To the Knowledge of the Company, the Company’s and its Subsidiaries’ business and operations as currently conducted do not infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights owned by any third party.  There has been no such claim asserted or threatened in the past three (3) years against the Company or any of its Subsidiaries or, to the Knowledge of the Company or its Subsidiaries, any other person.

(k)       All former and current employees of the Company and each Subsidiary have executed written agreements that assign to the Company and applicable Subsidiary all rights to any inventions, improvements, discoveries, or information relating to the business of the Company or its Subsidiaries.  To the Company’s Knowledge, no employee of the Company or any Subsidiary has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company or its Subsidiaries.  All products made, used, or sold under the Patents have been marked with the proper patent notice.

(l)        The Company and any applicable Subsidiary has secured, directly or through a chain of title, valid written assignments from all consultants, employees and third parties who contributed to the creation or development of all other Intellectual Property for the Company or any of its Subsidiaries (“Inventors”), of the rights to such contributions that the Company or any Subsidiary does not already own by operation of law, pursuant to which the Company is the sole owner of all such contributions and consequently the sole owner of all rights therein.  The Inventors have not made any filings for or asserted to the Company that they intend to secure rights or, to the Knowledge of the Company or any of its Subsidiaries, otherwise taken any steps to secure or acquire any rights to Intellectual Property inconsistent with the assignments referred to above in this Section 3.18(l).  No Inventor, nor any person involved with the Intellectual Property on behalf of the Company or other owner of the Intellectual Property, has challenged or, to the Knowledge of the Company, threatened to challenge, the validity or enforceability of the Intellectual Property or the Licensed Intellectual Property.

(m)      To the Company’s Knowledge, the Licensed Intellectual Property listed in Section 3.18(g) of the Company Disclosure Schedule is owned by a valid chain of title by the entity which granted the licensed rights to the Company or the applicable Subsidiary, or the entity which granted the licensed rights otherwise had sufficient rights to grant those licensed rights to the Company or the applicable Subsidiary. To the Company’s Knowledge, no inventor or other person involved with the Licensed Intellectual Property has challenged or, to the Knowledge of the Company, threatened to challenge, the validity or enforceability of the Licensed Intellectual Property.

(n)       The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the

Company or such Subsidiary that is material to the business of the Company and its Subsidiaries as currently conducted, including requiring all employees, consultants, contractors, and any other person having access thereto to execute written non-disclosure agreements.

(o)       To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any intellectual property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted.  No Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

(p)       Neither the Company nor any of its Subsidiaries has (i) granted or is obligated to grant access to any of its source code contained in any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”), (ii) made its source code contained in any Proprietary Product subject to any open source license, or (iii) licensed or has the right to obtain any source code, object code or any open license of any third party contained in any Proprietary Product (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any source code, object code or open license).

(q)       None of the Proprietary Products contains any third party software code that is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement under which the Company or any of its Subsidiaries is obligated to make the source code for such Proprietary Product generally available to the public.

(r)        The Company does not have any obligation to pay any third party any royalties or other fees in excess of $1 million in the aggregate in any calendar year for the use of Intellectual Property and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(s)       The Company and each Subsidiary has complied in all material respects with, and is not in breach nor, except as set forth in Section 3.18(s) of the Company Disclosure Schedule, has received any asserted or threatened claim of breach of, any Intellectual Property Contract, and the Company and its Subsidiaries have no Knowledge of any breach or anticipated breach by any other person to any Intellectual Property Contract, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, nor, to the Company’s Knowledge, require the consent of any Governmental Entity or third party with respect to any such Intellectual Property.  Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.19           Products.

(a)       With respect to the use of software in the business of the Company and each of its Subsidiaries as such business is currently conducted, to the Knowledge of the Company, no such software contains defects in its operation or any device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software.  There have been no material security breaches in any of the Company’s or Subsidiaries’ information technology systems, and there have been no disruptions in any of the Company’s or Subsidiaries’ information technology systems that materially adversely affected such Company’s or Subsidiaries’ business or operations.  The Company and each of its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

(b)       The products licensed, sold, leased and delivered and all services provided by the Company or any of its Subsidiaries conform in all material respects with all applicable contractual commitments and all express warranties, the Company’s published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party.  All Proprietary Products and other products licensed, sold, leased and delivered by the Company are free of any material defects.  The Company and its Subsidiaries do not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification of any such products or other damages in connection therewith, other than in the ordinary course of business.  There are no defects in the design or technology embodied in any products marketed by the Company or any of its Subsidiaries which materially impair or are likely to materially impair the intended use of the product.  Except as set forth in Schedule 3.11, there is no presently pending, or, to the Knowledge of the Company or any of its Subsidiaries, threatened, and, to the Knowledge of the Company or any of its Subsidiaries, there is no basis for, any material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product produced, distributed or sold by or on behalf of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

(c)       No product or product component manufactured and/or distributed by the Company, or any of its Subsidiaries or, to the Knowledge of the Company, by any other person pursuant to an arrangement with the Company or any of its Subsidiaries, is (i) adulterated within the meaning of 21 U.S.C. Section 351; or (ii) misbranded within the meaning of 21 U.S.C. Section 352.  Section 3.19 of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts material to the operations of the Company or reportable to the FDA with respect to products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, in each case between October 6, 2004 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (ii) to the Knowledge of the Company, any material complaints with respect to products produced by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, that are open as of the date of this Agreement.  There are no outstanding field recalls, field notifications, field corrections or safety alerts material to the operations of the Company or reportable to the FDA with respect to the products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, and to the Company’s Knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, reportable field correction or safety alert with respect to any such products.

Section 3.20           FDA Compliance.

(a)       All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of the Company or any of its Subsidiaries and which are subject to the jurisdiction of the FDA are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance in all material respects with all applicable Laws, guidances or orders administered or issued by the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Manufacturing Practice regulations.  All applicable operations of the Company and each of its Subsidiaries have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to the Company’s Knowledge threatened, audit, repeal, failure to renew or challenge to any such certifications. All products being manufactured by the Company or any of its Subsidiaries are in compliance in all material respects with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of the Company or any of its Subsidiaries is manufactured.  All pre-clinical and clinical trials being conducted by or on behalf of the Company or any of its Subsidiaries are being conducted in compliance in all material respects with all applicable Laws and guidances of the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Clinical Practice regulations and federal and state Laws, regulations and guidances restricting the use and disclosure of individually identifiable health information.  Neither the Company nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto.  To the Company’s Knowledge, each product distributed, sold or leased, or service rendered, by the Company or any of its Subsidiaries complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

(b)       The Company and each of its Subsidiaries is in compliance in all material respects with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements.

Section 3.21           Unlawful Practice of Medicine.  To the Company’s Knowledge, neither the Company, nor any of its Subsidiaries has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company or any of its Subsidiaries.

Section 3.22           Compliance with Health Care Laws.  Neither the Company nor any of its Subsidiaries has engaged in any activity prohibited under federal or state criminal or civil health care laws (including without limitation the federal Medicare and Medicaid Patient Protection Act of 1987, as amended, Stark Law and federal False Claims Act and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”), or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”).  There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which relates to a violation by the Company or such Subsidiary of any Health Care Law or which could reasonably be expected to result in its exclusion from participation in any Program.

Section 3.23           Brokers.

(a)       Except as set forth on Section 3.23(a) of the Company Disclosure Schedules, no broker, finder or investment banker, whose brokerage, finder’s or other fees will be paid by the Company is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has furnished to Parent a complete and correct copy of all agreements between the Company and any broker, finder or investment banker set forth in Section 3.23(a) of the Company Disclosure Schedules pursuant to which such firm would be entitled to any such payment.

(b)       Section 3.23(b) of the Company Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement, of the fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees of any broker, finder or investment banker and of the Company’s legal counsel and accountants).

Section 3.24           Anti-Takeover Statute Not Applicable.  Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty in Section 4.4, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Delaware or the State of California or other applicable Law (each, a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.25           Insurance.  All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent to the extent available to the Company.  Each such policy is in full force and effect and all premiums due thereon have been paid in full.  None of such policies shall terminate or lapse (or be otherwise adversely affect) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.26           Interested Party Transactions.  Except as set forth in Section 3.26 of the Company Disclosure Schedule, since December 31, 2005, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

Section 3.27           Opinion of Financial Advisors of the Company.  Each financial advisor of the Company has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.  The Company will provide a true, complete and correct copy of each such opinion to Parent solely for informational purposes after receipt thereof by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as specifically set forth in the written disclosure schedule prepared by Parent which is dated as of the date of this Agreement and was previously delivered by Parent to the Company in connection herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1             Organization and Qualification; Merger Sub.  Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent owns all of the outstanding shares of capital stock of Merger Sub.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.  Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

Section 4.2             Authority Relative to this Agreement; Stockholder Approval.

(a)       Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub.  As of the date of this Agreement, the Parent Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Parent.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)       No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 4.3             No Conflict, Required Filings and Consents.

(a)       The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of each instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation, as amended to date (the “Parent Charter”), the Amended and Restated Bylaws, as amended to date (the “Parent Bylaws”) or the Certificate of Incorporation or Bylaws of Merger Sub (the “MergerSub Charter Documents”), (ii) conflict with or violate any Law applicable to Parent or Merger Sub by which its or their respective properties are bound or affected,

(iii) except as set forth in Section 4.3(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Parent or Merger Sub or any of their respective assets or properties.

(b)       The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the respective agreements of, and obligations under, this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, including the EC Merger Regulation, (iii)  such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4             Ownership of Company Common Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.5             Brokers.  No broker, finder or investment banker (other than UBS Securities LLC and Goldman, Sachs & Co.) whose brokerage, finder’s or other fee will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.  Parent has furnished to the Company a complete and correct copy of all agreements between Parent and UBS Securities LLC and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any such payment.

Section 4.6             Financing.  At the Closing, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement, and Parent will have obtained all consents and amendments to agreements related to any material amount of indebtedness for borrowed money required to ensure that consummation of the transactions contemplated by this Agreement does not and will not result in a conflict, breach or event of default thereunder or shall have repaid all obligations thereunder and terminated such agreements.  Notwithstanding any other provision of this Agreement to the contrary, there is no financing contingency to the Closing of the Merger.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1             Conduct of Business by the Company Pending the Merger.  Except (i) as described in Section 5.1 of the Company Disclosure Schedule or (ii) to the extent Parent shall otherwise consent in writing, or (iii) as otherwise contemplated by this Agreement, the Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall conduct its business and that of its Subsidiaries, taken as a whole, only in, and the Company shall not take any action except in, and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable Laws and regulations; and the Company shall use all reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, taken as a whole, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations.  In addition, except as described in Section 5.1 of the Company Disclosure Schedule or to the extent Parent shall otherwise consent in writing, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time do any of the following:

(a)       amend or otherwise change the Company Charter or Company Bylaws or the Subsidiary Documents;

(b)       issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its Subsidiaries or affiliates, except for the issuance of shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of currently outstanding Company Stock Options and the acceleration of Company Stock Options as contemplated by existing plans and agreements;

(c)       sell, pledge, mortgage, dispose, lease, of or encumber any assets, tangible or intangible (including, without limitation, any Company Real Property or Leased Real Property), of the Company or any of its Subsidiaries or suffer to exist any Lien thereupon other than sales of assets not to exceed $1 million in the aggregate and (B) sales of products in the ordinary course of the Company’s business consistent with past practice;

(d)       transfer to any person or entity any rights to Company Intellectual Property or abandon, permit to lapse or otherwise dispose of any Company Intellectual Property or make any material change in any Company Intellectual Property, except, in each case, non-material, non-patent Intellectual Property in the ordinary course of the Company’s business;

(e)       enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(f)        (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing, other than pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary;

(g)       (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person for borrowed money, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend, cancel or waive any right under any Material Contract other than in the ordinary course of business consistent with past practice, or enter into, renew, fail to renew, amend or terminate any lease relating to real property (including, without limitation, any existing Real Property Leases), (iv) adopt or implement any new stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are in excess of $500,000 for any individual expenditure or purchase or in excess of $1 million in the aggregate for all such expenditures and purchases, for the Company and its Subsidiaries taken as a whole except for capitalization of lasers for internal use by the Company in an amount not to exceed $2.5 million in the aggregate; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary, other than extensions of warranties in the ordinary course of business; or (vii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(g);

(h)       (i) increase the compensation payable or to become payable to its current or former directors, officers or employees, (ii) hire or promote any officer or director-level employee or appoint any director of the Company or any of its Subsidiaries, (iii) make any loan, advance or capital contribution (other than loans or advances of reasonable relocation and travel expenses in the ordinary course of business), or grant any severance or termination pay to, or enter into or amend any Company Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan, (iv) establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, (v) pay any discretionary bonuses to any officer of the Company, other than for the discretionary bonuses for fiscal year 2006 the approximate aggregate amount of which is set forth on Schedule 5.1(h)(v) of the Company Disclosure Schedule and which amounts are payable under the Company’s currently effective bonus plans and programs as disclosed in the Filed SEC Documents, (vi) make any awards of equity in the Company or any of its Subsidiaries or any rights to receive equity in the Company or any of its Subsidiaries or (vii) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Company Disclosure Schedule;

(i)        take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required under GAAP or applicable Law;

(j)        make any Tax election inconsistent with past practice, change any Tax election already made, settle or compromise any federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate, or fail to pay any Taxes when due;

(k)       pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Filed SEC Documents or incurred in the ordinary course of business and consistent with past practice;

(l)        fail to pay accounts payable and other obligations in the ordinary course of business;

(m)      accelerate the collection of receivables or modify the payment terms of any receivables other than in the ordinary course of business consistent with past practices;

(n)       sell, securitize, factor or otherwise transfer any accounts receivable;

(o)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);

(p)       at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (2) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries.  Nor shall the Company or any of its Subsidiaries otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs.  For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act; and

(q)       authorize or enter into any agreement, contract or commitment of any type referred to in Section 3.12, or authorize, take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through (p) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder, in each case, such that the conditions set forth in Section 7.2(a) or (b), as the case may be, would not be satisfied.

Section 5.2             Conduct of Business by Parent Pending the Merger.   Except as expressly permitted or required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of the Company, shall:

(a)       adopt a plan of complete or partial liquidation or dissolution of Parent;

(b)       knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.3(a) or (b) at, or as of any time prior to, the Effective Time;

(c)       directly or indirectly, acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, other than such acquisitions which meet both of the following conditions: (i) having transaction values not in excess of  $250 million in the aggregate and (ii) not involving acquisitions in the fields of LASIK vision correction or laser corneal transplants (except as disclosed in writing to the Company prior to the date of this Agreement); or

(d)       take or agree in writing or otherwise to take any of the actions precluded by Section 5.2(a) or (b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1             Access to Information; Confidentiality.  The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent’s officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents or documents or information the disclosure of which is not permitted by applicable Law or order of any Governmental Entity) and its properties, plants and personnel.  During such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities Laws.  No investigation or receipt of information pursuant to this Section 6.1 shall affect any representations, warranties, covenants or agreements of the Company (or remedies with respect thereto) or any matter set forth in the Company Disclosure Schedule or the conditions to the obligations of the Company under this Agreement.  Each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of the Bilateral Agreement for Non-Use and Non-Disclosure of Confidential Information effective August 2, 2006 between Parent and the Company (the “Confidentiality Agreement”).

Section 6.2             No Solicitation.

(a)       The Company and its Subsidiaries shall and the Company and its Subsidiaries shall direct each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them or any of their respective Subsidiaries) to (i) immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal and (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.  From the date of this Agreement through the Effective

Time, the Company shall not, and shall cause its Subsidiaries not to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (w) solicit, initiate, facilitate or encourage (including by way of furnishing information or assistance), any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (x) participate in any discussions or negotiations regarding any Acquisition Proposal, (y) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal or (z) enter into or execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement or similar agreement constituting or relating to an Acquisition Proposal (other than a confidentiality agreement entered into in the circumstances referred to and consistent with the provisions of Section 6.2(b)).

(b)       Notwithstanding the foregoing, the Company Board or a special committee formed by the Company Board (a “Special Committee”) shall be permitted, prior to the Stockholders Meeting to be held pursuant to Section 6.4, and subject to compliance with the other terms of this Section 6.2 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, and provide any information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement that the Company Board or Special Committee reasonably determines in good faith (after consultation with outside legal counsel and its financial advisors) constitutes or is reasonably expected to lead to a Superior Proposal.

(i)    The Company shall notify Parent promptly (but in no event later than one business day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence).  The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides information or data to any person in accordance with this Section 6.2(b) and keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations, including by providing a copy of all material documentation or correspondence relating thereto.

(ii)   Nothing contained in this Agreement shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would be reasonably likely to be a breach of its fiduciary duties under applicable Law; provided, however, that compliance with such rules or Law shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.3.

(c)       Nothing in this Section 6.2 shall (x) permit the Company to terminate this Agreement other than with respect to a Superior Proposal or (y) affect any other obligation of the Company under this Agreement.  The Company shall not submit to the vote of its stockholders at or prior to the Stockholders Meeting any Acquisition Proposal other than the Voting Proposal.

(d)       For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 under Regulation S-X of the Securities Act), (x) direct or indirect acquisition or purchase of any class of equity securities representing 15% or more of the voting power of the Company or any of its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the voting power of the Company, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement and any transaction by the Company permitted by Section 5.1 hereof.

(e)       Neither the Company Board nor any committee thereof shall:

(i)    except as set forth in this Section 6.2 or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”); or

(ii)   except as set forth in this Section 6.2, adopt, approve or recommend to its stockholders that they accept, or propose publicly to adopt, approve or recommend, any Acquisition Proposal other than the Merger.

Notwithstanding the foregoing, the Company Board or Special Committee may, in response to a Superior Proposal (as defined in Section 6.2(f)) that did not result from a breach by the Company of this Section 6.2, effect a Change of Recommendation and/or in the case of a tender or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer and/or terminate this Agreement pursuant to Section 8.1(g), if (A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal; (B) the Company Board or Special Committee determines in good faith, after receipt of advice of outside legal counsel, that the failure to take such action could reasonably be expected to result in a breach of its fiduciary obligations to the stockholders under applicable Law, but only at a time that is prior to the Stockholders Meeting and is after the fifth (5th) business day following the receipt by Parent of written notice advising Parent that the Company Board desires to take such action due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or persons making such Superior Proposal; and (C) the Company shall have complied with this Section 6.2 in all material respects and shall not have breached in any material respect the provisions set forth in Section 6.3, Section 6.4 or Section 6.5.

(f)        If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal during the five (5) business day period contemplated in Section 6.2(e).  For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal on terms which the Company Board determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel), taking into account all of the terms and conditions of such proposal (including the potential value of the consideration stockholders would receive at the time of closing of the Superior Proposal) and this Agreement (including any proposal by Parent to amend the terms of this Agreement) to be more favorable from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the Merger, to have a reasonable likelihood of closing in a timely manner, and for which financing, to the extent required, is then committed.

Section 6.3             Proxy Statement.

(a)       The Company will, as expeditiously as practicable after the execution of this Agreement, but in no event later than fifteen (15) calendar days from the date hereof in connection with its initial filing, prepare and file with the SEC the proxy statement and any amendments or supplements thereto relating to the Stockholder Meeting to be held in connection with the Merger (the “Proxy Statement”).  Parent and Merger Sub shall cooperate with the Company in the preparation and filing of the Proxy Statement.  The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to filing.  The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly thereafter as practicable.  The Company shall, as expeditiously as practicable after the receipt thereof, provide to Parent copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the staff of the SEC and (subject to its obligation in the next sentence) to respond to such comments as expeditiously as practicable.  The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC.  The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

(b)       Except for information relating solely to Parent and Merger Sub and that is provided by Parent or Merger Sub, the Company covenants that the Proxy Statement will not, at the date mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Effective Time any event with respect to the Company, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company.  The Proxy Statement, insofar as it relates to the Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(c)       Each of Parent and Merger Sub covenants that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Stockholder Meeting any event with respect to Parent, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly so advise the Company of such event in sufficient detail to allow the Company to prepare and file any such amendment or supplement.

Section 6.4             Stockholders Meeting.

(a)       Subject to Section 6.2, the Company shall take all actions in accordance with applicable Law, the NASDAQ Global Market, the Company Charter and the Company Bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty five (45) days after the clearance of the Proxy Statement, its Stockholders Meeting for the purpose of considering and voting upon the approval of the Voting Proposal.  Subject to Section 6.2, to the fullest extent permitted by applicable Law, (i) the Company Board shall recommend approval of the Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) neither the Company Board, nor any committee thereof, shall effect a Change of Recommendation.  Subject to Section 6.2, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Voting Proposal, and to secure the votes or consents of the stockholders that are required by the rules of the NASDAQ Global Market or the DGCL.

(b)       The Company shall call, give notice of, convene and hold the Stockholders Meeting in accordance with this Section 6.4.  Unless the Company terminates this Agreement pursuant to Section 8.1(g), the Company shall submit the Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date of this Agreement determines, in the manner permitted by Section 6.2(e), that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.  The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with its Stockholders Meeting are solicited, in compliance with the DGCL, the NASDAQ Global Market, the Company Charter and the Company Bylaws and all other applicable legal requirements.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after receiving written consent of the Parent, may adjourn or postpone the Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to its stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

(c)       Following the Stockholders Meeting and at or prior to the Closing, the Company shall deliver to the Corporate Secretary of the Parent a certificate setting forth the voting results from the Stockholders Meeting.

Section 6.5             Legal Conditions to Merger.  Each of Parent and, subject to Section 6.2, the Company will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to the other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.  Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.  In connection with the actions and procedures referenced in this Section 6.5, the Company shall (i) promptly and fully inform Parent of any written or oral communication received from or given to any Governmental Entity, (ii) permit Parent to review in advance any submission to any Governmental Entity, (iii) consult with Parent in advance of any meeting, conference or discussion with any Governmental Entity, and (iv) if permitted to do so by the relevant Governmental Entity, give Parent the opportunity to attend and participate in such meetings, conferences and discussions.  Any materials, consultations or meetings and the information contained or discussed therein provided to or discussed with any Governmental Entity by the Company shall be given only to or shall be available to participation only by the outside legal counsel of Parent and will not be disclosed by such outside counsel to non-legal department employees, officers, or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel.  Notwithstanding the foregoing, neither Parent, the Company nor any of their respective affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Parent, the Company or their respective affiliates or make any other change in any portion of the businesses of the Company or Parent or incur any other limitation on the conduct of the businesses of the Company or Parent to obtain such clearances, consents, authorizations, orders, approvals and exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Time, or (ii) if any Governmental Entity that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, take or agree to take any action which Parent reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

Section 6.6             Public Announcements.

(a)       Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by Law or the rules and regulations of the NYSE or NASDAQ Global Market (as applicable) if it has used all reasonable best efforts to consult with the other party prior thereto and provided, further, that, following a Change of Recommendation, no such consultation or agreement shall be required.

(b)       Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the date of the execution of this Agreement; provided, however, that nothing in this Section 6.6(b) shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any applicable Law.

Section 6.7             Employee Benefits; 401(k) Plan.

(a)       From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility and vesting.  From and after the Effective Time, Parent or the Surviving Corporation shall provide Company Employees for so long as such Company Employees remain so employed, health and welfare benefits pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits which are no less favorable than those provided to employees of Parent in positions comparable to positions held by Company Employees with Parent or its Subsidiaries from time to time after the Effective Time.  From and after the Effective Time, Parent will, or will cause the Surviving Corporation to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents.

(b)       Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

(c)       Parent shall maintain in effect the IntraLase Corp. Executive Nonqualified Excess Plan, for the sole purpose of accepting deferrals and paying benefits to existing participants in such Plan, until all deferrals and payments as elected by such participants in respect of amounts paid or payable to them by or on behalf of the Company have been made in accordance with the elections made prior to and as of the Effective Time on such participant’s deferral agreement.

Section 6.8             2004 Employee Stock Plan.  Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that all outstanding purchase rights under the 2004 Employee Plan shall automatically be exercised, in accordance with the terms of such plan, prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) of this Agreement.  Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that the 2004 Employee Plan shall terminate immediately prior to the Effective Time, and no further purchase rights shall be granted under the 2004 Employee Plan.  Employees of the Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in Parents’ Employee Stock Purchase Plan within 60 days following the Effective Time.

Section 6.9             Consents.  The Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Material Contracts and Real Property Leases in connection with the Merger.

Section 6.10           Indemnification and Insurance.

(a)       For six years after the Effective Time, Parent shall provide indemnification and exculpation for each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) which is at least as favorable to such person as the exculpation and indemnification provided to the Indemnified Parties by the Company and its Subsidiaries immediately prior to the Effective Time in the applicable Company Charter, Company Bylaws, Subsidiary Documents and the indemnification agreements set forth in Section 6.10 of the Company Disclosure Schedule that each Indemnified Party has with the Company, as in effect on the date hereof.

(b)       For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, the current policies of the Company’s directors’ and officers’ and fiduciary liability insurance (the “D&O Policy”) covering acts or omissions prior to the Effective Time with respect to those persons who are currently covered by the Company’s D&O Policy; provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; provided further, that Parent shall not be required to pay any annual premium for the D&O Policy in excess of 200% of the annual premium to be in effect after the date hereof; and provided further that if the premium for such coverage exceeds such amount, Parent shall purchase the D&O Policy with the greatest coverage available for such 200% amount.

(c)       The obligations under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.10 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10), and in the event that Parent or the Surviving Corporation consolidates or merges with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its assets to any other person, then parent shall make proper provision so that the continuing or surviving corporation or entity, or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11           Reasonable Best Efforts; Additional Agreements.

(a)       Subject to the terms and conditions of this Agreement, each of Parent and the Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

(b)       Without limiting the generality of Section 6.11(a), from the date hereof until the Effective Time, the Company shall, and shall use its reasonable best efforts to cause its officers, employees, representatives and advisors, including legal and accounting, to provide such cooperation as is reasonably requested by Parent in connection with the arrangement of the financing necessary to consummate the Merger, including, (a) causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, drafting sessions, due diligence sessions, management presentations, road shows and sessions with rating agencies, (b) assisting with the preparation of materials for rating agency presentations, business projections and financial statements, and assisting Parent in preparing offering memoranda, private placement memoranda, prospectuses and similar documents, and (c) requesting its independent accountants to provide reasonable assistance to Parent, including requesting such accountants to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary “comfort letters.”  Notwithstanding any other provision of this Agreement to the contrary, there is no financing contingency to the Closing of the Merger.  In the event that the conditions set forth in Article VII are satisfied or waived prior to the Outside Date, then Parent shall be obligated to close the Merger and pay the Merger Consideration, and its failure to do so, as a result of its inability or failure to obtain necessary financing, shall be deemed a breach of this Agreement for which the Company shall be entitled to pursue whatever remedies it may have at law or equity without any limitation, except as imposed by law, on its ability to seek damages or other relief (or the amount of such damages or relief).  Parent covenants and agrees that it shall not assert or be entitled to assert as a defense against any such claim of breach of contract for Parent’s inability or failure to obtain necessary financing that it exercised best or other efforts to obtain necessary financing to close the transaction.

(c)       In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

(d)       The Company shall not send any written communications to its employees regarding the Merger or this Agreement without receiving the prior written consent of Parent with respect to such written communications, such consent not to be unreasonably withheld.

Section 6.12           Notification of Certain Matters.  Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, upon any director or officer of Parent or the Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied.  Notwithstanding the provisions of this Section 6.12, the delivery of any notice pursuant to this Section 6.12 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.13           Takeover Statutes.  Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Company Board under Section 203 of the DGCL be withdrawn, revoked or modified by the Company Board.  If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 6.14           Current Information.  During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of the ongoing operations of the Company and its Subsidiaries.  The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events.  On or prior to the Closing Date, the Company shall provide a schedule of all issued patents disclosed in Section 3.18(a)(i) of the Company Disclosure Schedule that are subject to maintenance fees or taxes or actions falling due prior to September 30, 2007.

Section 6.15           Stock Delisting.  The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be delisted from the NASDAQ Global Market and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1             Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)       Stockholder Approval.  The Voting Proposal shall have been approved by the requisite vote of the stockholders of the Company;

(b)       Antitrust Approvals. All necessary waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, all clearances, consents, approvals, authorizations and orders applicable to the Merger required under the Antitrust Laws shall have been received and become final and non-appealable, and any Governmental Entity that has the authority to enforce any Antitrust Laws in those jurisdictions where such clearances, consents, approvals, authorizations and orders are so required shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the Merger;

(c)       No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(d)       Governmental Actions.  There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in each case, seeking to prohibit or limit Parent from exercising all rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a portion of the business or assets of Parent or the Company, or seeking to compel Parent to dispose of or hold separate all or any portion of the business or assets of Parent or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement, except in each case for any such action, proceeding, investigation, inquiry, judgment, decree or order as would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 7.2             Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a)       Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Initial Closing Date or the Closing Date, as the case may be, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any such failures of the representations and warranties to be true and correct in the aggregate will not have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect;

(b)       Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Initial Closing Date or the Closing Date, as the case may be; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c)       No Company Material Adverse Effect.  No change, effect, event, occurrence or development shall have occurred since the date of this Agreement which, individually or in the aggregate, constitutes a Company Material Adverse Effect.

Section 7.3             Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)       Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Initial Closing Date or the Closing Date, as the case may be, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or other date will be determined as of such date and (iii) where any such failure of the representations and warranties to be true and correct in the aggregate will not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect; and

(b)       Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Initial Closing Date or the Closing Date, as the case may be; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a)       by mutual written consent duly authorized by the Company Board and the Parent Board;

(b)       by either Parent or the Company if the Merger shall not have been consummated by July 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; provided, further, that no termination by a party pursuant to this Section 8.1(b) shall be effective unless concurrently therewith such party fulfills its obligation under Section 8.3;

(c)       by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.5 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d)       by either Parent or the Company if any approval of the Voting Proposal by the stockholders of the Company required for consummation of the Merger shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company has materially breached the provisions of Section 6.2 or Section 6.4; provided, further, that no termination by a party pursuant this Section 8.1(d) shall be effective unless concurrently therewith the Company fulfills its obligation under Section 8.3;

(e)       by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than the obligation to close the transaction which shall be governed by Section 1.7), which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure from Parent;

(f)        by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than the obligation to close the transaction which shall be governed by

Section 1.7), which breach or failure to perform would cause the conditions set forth in Section 7.3(a) or Section 7.3(b), to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) days following receipt by Parent of written notice of such breach from the Company; or

(g)       by the Company pursuant to Section 6.2(e); provided, however, that no termination by the Company pursuant to this Section 8.1(g) shall be effective unless the Company concurrently fulfills its obligations under Section 8.3.

Section 8.2             Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Section 3.23, Section 4.5, Section 8.3, this Section 8.2 and Article IX hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

Section 8.3             Fees and Expenses.

(a)       Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all Expenses (but not including attorneys’ fees and expenses) incurred in connection with the filings by Parent and the Company under the HSR Act, the EC Merger Regulation or any similar antitrust filing requirement of any Governmental Entity applicable to the Merger or this Agreement.  For purposes of this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Company’s solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

(b)       Notwithstanding the provisions of Section 8.3(a), in addition to such other remedies as Parent may have in law or equity for the Company’s breach of this Agreement, if any, the Company shall reimburse Parent for documented Expenses not to exceed $10.0 million upon the termination of this Agreement (i) by Parent pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) shall have resulted in the Closing not occurring prior to the Outside Date, (ii) by Parent or the Company pursuant to Section 8.1(d) or (iii) by Parent pursuant to Section 8.1(e), provided, however, that the Company shall not be obligated to pay such Expenses incurred by Parent if it pays a Termination Fee pursuant to Section 8.3(d).

(c)       Notwithstanding the provisions of Section 8.3(a), in addition to such other remedies as the Company may have in law or equity for Parent’s breach of this Agreement, if any, Parent shall reimburse the Company for documented Expenses not to exceed $7.0 million upon the termination of this Agreement (i) by the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(b) shall have resulted in the Closing not occurring prior the Outside Date or (ii) by the Company pursuant to Section 8.1(f).

(d)       The Company shall pay to Parent a termination fee in the amount of $25.0 million (the “Termination Fee”) as follows:  (A) if, either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d) and both (i) prior to such termination (Y) an Acquisition  Proposal with respect to the Company shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or (Z) the Company makes a Change of Recommendation, or in the case of a tender or exchange offer made directly to the Company’s stockholders, the Company recommends that its stockholders accept a tender or exchange offer, and (ii) within one (1) year of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, then the Company shall pay to Parent the Termination Fee on the date of the execution of such definitive agreement, or (B) if the Company terminates this Agreement pursuant to Section 8.1(g), then the Company shall pay to Parent the Termination Fee on the date of such termination.  The Termination Fee paid under this Section 8.3(d) shall be reduced by any payments made under Section 8.3(b).

(e)       All payments to be made pursuant to this Section 8.3 shall be made by wire transfer of immediately available funds.  If either party fails to timely pay the Expenses of the other party or the Termination Fee, as applicable, then such party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the such other party.

(f)        The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1             Nonsurvival of Representations; Warranties and Agreements.  None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Articles I and II; Section 6.6 (Public Announcements), Section 6.7 (Employee Benefits; 401(k) Plan), Section 6.8 (2004 Employee Stock Plan), Section 6.10 (Indemnification and Insurance), Section 6.11 (Reasonable Best Efforts; Additional Agreements), Section 8.2 (Effect of Termination) and Section 8.3 (Fees and Expenses); this Article IX; and Sections 6.7, 6.8 and 6.10 of the Company Disclosure Schedule.  The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

Section 9.2             Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)           If to Parent or Merger Sub:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, CA 92705

Attention:  General Counsel

Facsimile No.: 714-247-8672

Telephone No.: 714-247-8200

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attention:  Brian J. McCarthy, Esq.

Facsimile No.:  213-687-5600

Telephone No.:  213-687-5000

(b)           If to the Company:

IntraLase Corp.
9701 Jeronimo Road
Irvine, CA 92618
Attention:  General Counsel

Facsimile No.:   877-393-2020
Telephone No.:  949-859-5230

With copies to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California  92660

Attention:  Bruce W. Feuchter, Esq.

Facsimile No.:   949-725-4100

Telephone No.:  949-725-4000

Stradling Yocca Carlson & Rauth

12230 El Camino Real, Suite 130

San Diego, California  92130

Attention:  Timothy F. O’Brien, Esq.

Facsimile No.:   858-720-2160

Telephone No.:  858-720-2150

Section 9.3             Certain Definitions.  For purposes of this Agreement, the term:

(a)       “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)       “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

(c)       “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 under the Exchange Act;

(d)       “business day” means any day other than a Saturday or Sunday or any day on which banks in the State of New York are required or authorized to be closed;

(e)       “control” including the terms “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f)        “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(g)       “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship, E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, methodologies, computer software programs or applications (in source code and/or object code form), databases, schematics, designs and tangible or intangible proprietary information or material;

(h)       “Knowledge” means the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 9.3(h) of the Company Disclosure Schedule;

(i)        “Law” with respect to any person means any applicable foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding; and

(j)        “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Section 9.4             Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.5             Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.6             Headings.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.8             Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  Other than (a) the provisions of Section 6.7(c), (b) the provisions of Section 6.10 (Indemnification and Insurance), (c) after the Effective Time, (i) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time (in accordance with the provisions of Section 2.1), and (ii) the rights of the holders of Company Stock Options to receive Option Payment payable to them promptly after Closing but in no event more than ten (10) business days after Closing in accordance with the provisions of Section 2.1(e), and (d) the exclusive right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which exclusive right is hereby acknowledged and agreed to by Parent and Merger Sub, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 9.9             Assignment.  This Agreement shall not be assigned by operation of Law or otherwise, except that Merger Sub may assign all of its rights hereunder to any other wholly owned subsidiary of Parent; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent or Merger Sub of its obligations hereunder.

Section 9.10           Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.11           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the conflict of Law provisions thereof.

Section 9.12           Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13           WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.14           Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.15           Disclosure Schedules.  The information set forth in each section or subsection of the Company Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company set forth in the corresponding section or subsection of this Agreement.  Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any schedule of the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall not be deemed to be an exception, qualification or limitation with respect to any other representations, warranties and covenants contained in this Agreement.

The information set forth in each section or subsection of the Parent Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Parent and Merger Sub set forth in the corresponding section or subsection of this Agreement.  Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any schedule of the Parent Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall not be deemed to be an exception, qualification or limitation with respect to any other representations, warranties and covenants contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James V. Mazzo
Name: James V. Mazzo
Title: Chairman and Chief Executive Officer

INTRALASE CORP.

By:	/s/ Robert J. Palmisano
Name: Robert J. Palmisano
Title: President and Chief Executive Officer

IRONMAN MERGER CORPORATION

By:	/s/ Richard A. Meier
Name: Richard A. Meier
Title: Vice President and Treasurer